EXHIBIT 23.1


          CONSENT OF INDEPENDENT ACCOUNTANTS


          We consent to the incorporation by reference in the registration statements of Sterling Financial Corporation on Form S-8 (File No. 33-55754 and 33-55756) of our report, which includes an explanatory paragraph describing the changes in the methods of accounting for the transfer and servicing of financial assets and liabilities as of January 1, 1997, impairment of long-lived assets and mortgage servicing rights as of July 1, 1996 and impaired loans as of July 1, 1995, dated January 28, 1998, on our audits of the consolidated financial statements of Sterling Financial Corporation as of December 31, 1997 and 1996 and
          June 30, 1996, and for the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995, which report is included in this Annual Report on Form 10-K.


                                    /s/  Coopers & Lybrand, L.L.P.


          Spokane, Washington
          January 28, 1998